Exhibit 99.1
CapsoVision Announces $14 Million Private Placement Financing

Reports Preliminary, Unaudited Fourth-Quarter and Full Year 2025 Financial Results

SARATOGA, Calif., March 20, 2026 - CapsoVision, Inc. (the “Company”) (NASDAQ: CV), a commercial-stage medical technology company developing advanced imaging and AI-enabled capsule endoscopy solutions, today announced the closing of a $14 million private placement in public equity financing (the “Private Placement”) pursuant to a securities purchase agreement entered into by the Company with selected accredited investors on March 16, 2026 for such investors to purchase shares (the “Shares”) of common stock of the Company.
Pursuant to the securities purchase agreement, the Company has agreed to sell 2,867,089 shares of common stock of the Company, with par value $0.001 per share, at $4.883 per share, which represents a 5% discount to the March 16th closing price, as per the terms of the agreement. The closing occurred on March 16, 2026, with approximately $14 million aggregate gross proceeds. The Company expects to use the net proceeds from the Private Placement for general corporate purposes, including sales and marketing, research and development activities, general and administrative matters, and working capital.
The offer and sale of the Shares in the Private Placement were made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and are being issued and sold in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. Accordingly, the Shares may not be re-offered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Shares were offered only to accredited investors. Pursuant to a registration rights agreement with such investors, the Company has agreed to file a registration statement with the SEC covering the resale of the Shares within 90 days after the closing of the Private Placement. The Benchmark Company, LLC and Roth Capital Partners acted as financial advisors for the transaction.
“The participation of both new and existing investors in this financing underscores confidence in our platform and long-term opportunity,” said Johnny Wang, President and Chief Executive Officer. “We intend to deploy the proceeds toward continued product innovation and advancement of our pipeline, including CapsoCam Colon, CapsoCam UGI, and enhanced AI capabilities. We remain committed to disciplined execution and delivering sustainable, long-term value for our shareholders.”
Preliminary, Unaudited Fourth Quarter and Full Year Financial Results

CapsoVision also announced today preliminary, unaudited financial results for the fourth quarter and full year ended December 31, 2025:
•Fourth quarter 2025 revenue is $3.9 million
•Full year 2025 revenue is $13.6 million
•As of December, 31, 2025, the Company had preliminary cash, cash equivalents, restricted cash and investments of approximately $10.1 million.

As previously announced, the company will release fourth quarter and full year 2025 financial results on Thursday, March 26, 2026, after the close of market. CapsoVision will host a corresponding conference call and a live webcast at 1:30 pm PT / 4:30 pm ET on the same day to discuss the results and provide a corporate update.

About CapsoVision

CapsoVision is a commercial-stage medical technology company focused on developing advanced imaging and AI-enabled solutions to transform the detection and screening of gastrointestinal diseases. Its flagship product, CapsoCam Plus®, is a wire-free, panoramic capsule endoscope that enables high-resolution visualization of the small bowel and supports cloud-based or direct capsule video retrieval. The Company’s next pipeline product, CapsoCam Colon with enhanced AI, is designed to enable non-invasive colon imaging and polyp detection. With a proprietary platform targeted to expand across multiple GI indications, including esophageal and pancreatic disorders, CapsoVision is advancing a new era in capsule-based diagnostics. For more information on CapsoVision, please visit www.capsovision.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements related to future events, which may impact our expected future business and financial performance, and often contain words such as “expected”, “anticipates”, “intends”, “plans”, “believes”, “potential”, “estimates”, “committed”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Examples of these forward-looking statements include, but are not limited to, expectations regarding the Private Placement, including the Company’s use of proceeds from the Private Placement and registration of the Shares being issued and sold in the Private Placement, as well as statements concerning possible or assumed future results of operations and financial position, including the Company’s expectations regarding the Company’s product and clinical development efforts, the timing and receipt of regulatory submissions and approvals, the Company’s plans, strategies and timing for its pipeline development (including plans to address future indications in terms of new GI pathologies, patient enrollment in support of new generation colon capsule, and expanded patient populations and related timing of these efforts) and the success of the Company’s plans and strategies. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties, including those beyond the Company’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, market conditions, the Company’s financial condition and the availability of cash, the failure to receive regulatory clearance and the failure to adapt the Company’s products for new indications. These and other risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s prospectus filed on July 3, 2025 with the SEC, as part of the Company’s Registration Statement on Form S-1 (File No. 333-287148), and the Company’s most recent Form 10-Q. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as required by law.

Investor Relations Contact
Leigh Salvo
New Street Investor Relations
Investors@CapsoVision.com

Media Contact
Leslie Strickler and Paul Spicer
Être Communications
leslies@etrecommunications.com | (804) 240-0807
pauls@etrecommunications.com | (804) 503-9231